Exhibit 99.1

Intelligroup announces registration of Intelligroup Saudi Arabia Co. Ltd, a
JV between Intelligroup and Al Tamimi group.

Princeton, NJ – May 3, 2010 Intelligroup, Inc., (OTC BB: ITIG) a global ERP and extended ERP services company, today announced that they have received certificate of registration for a new joint venture company called Intelligroup Saudi Arabia Co. Ltd , a Joint Venture between Intelligroup and Al Tamimi Group, a large and very well respected business group in Saudi Arabia. This joint venture would serve customers in Saudi Arabia to provide ERP and end-to-end IT Outsourcing services including new implementations, upgrades, global rollouts, process integration, application and infrastructure outsourcing and Business Process Outsourcing to Saudi customers. The partners are in the process of finalizing the final terms of the joint venture agreement and also in building local teams and expertise for pre-sales, sales and delivery.

According to Vikram Gulati, CEO and President of Intelligroup, "Tamimi Group's extensive presence and network in Saudi Arabia and other Middle East countries gives Intelligroup a platform to enhance our market presence and deliver our services in this fast growing region. Intelligroup has already won customers and implemented ERP projects in the Middle East and this partnership will act us a catalyst to grow our business in this important region. We are very excited about this partnership".

"Al Tamimi is pleased to have Intelligroup as a new partner in this joint venture," said Tariq Al Tamimi, Chairman of Al Tamimi Group. "Intelligroup will provide global industry experience and technical delivery expertise in the enterprise application space that will benefit both customers and employees. Tamimi-Intelligroup is expected to provide the Middle-East market with leading technology and customer support in cooperation with Intelligroup’s Global Leadership in ERP market. We look forward to a fruitful future collaboration."

About Tamimi Group
TAMIMI GROUP today harnesses the very broad range of skills and talents of over 9000 people of some 28 different nationalities, distributed throughout several dozen companies engaged in highly diversified activities. The TAMIMI GROUP, which consists of some 30 companies or divisions, Is wholly owned Saudi Arabian entity, with its head office in Damam and regional offices in all major cities of the Kingdom of Saudi Arabia as well as in Bahrain, Qatar, Kuwait and UAE.

The highly diversified Group is one of the leading organizations in the kingdom with such varying activities as: Pipeline & Electro mechanical construction, Thrustboring construction, Transportation, Catering &life support, Services, Operations &Maintenance, Supermarkets, Real Estate, Commercial and Industrial trading, Chemical and Oilfield Chemicals manufacturing, Power generation manufacturing, Technical and logistical Support Services, Electrical Transmission Line Construction, Corrosion inhibition, Tape Manufacturing, Tire Retreading, Insulation, Fabrication, Hotel operations, Laundry operations, Integrated Unified instrumentation&Safety Control systems

Website: http://www.al-tamimi.com/about.html

About Intelligroup
Intelligroup is an ERP-focused enterprise applications systems integrator providing consulting, implementation, testing, application management, infrastructure management, and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners including SAP and Oracle and IT industry analysts for consistently exceeding expectations. Intelligroup won the 2009 global annual Pinnacle Award from SAP, was a finalist in Oracle 2009 Titan Awards, and was recognized by NASSCOM as a Top 100 Innovator. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients.

For more information please visit our site www.intelligroup.com

    For more information, please contact:

MARKETING CONTACT:	INVESTOR CONTACTS:

Pat Gray	Norberto Aja, David Collins

Intelligroup Inc.	Jaffoni & Collins

Incorporated	(212) 835-8500

646-810-7405	itig@jcir.co